UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A

 Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant [     ]

Filed by a Party other than the Registrant [  X  ]

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[      ]         Preliminary Proxy Statement

[      ]         Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[      ]         Definitive Proxy Statement

[      ]         Defininitive Additional Materials

[  X ]         Soliciting Material Pursuant to § 240.14a-12

Putnam Municipal Opportunities Trust ("PMO")

(Name of Registrant as Specified In Its Charter)

Karpus Management, Inc., d/b/a Karpus Investment Management

(Name of Person(s) Filing Proxy statement, if other than the Registrant)

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AN IMPORTANT MESSAGE FROM KARPUS INVESTMENT MANAGEMENT

January 21, 2011

Re: Putnam Municipal Opportunities Trust

Fellow Shareholder:

Karpus Management, Inc., d/b/a Karpus Investment Management ("Karpus") writes this letter to you as a fellow shareholder of the Putnam Municipal Opportunities Trust ("PMO" or the "Fund"). Karpus urges you not to return the WHITE proxy card you will be receiving from the management of PMO for our Fund's upcoming 2011 Annual Meeting (including any adjournments or postponements or any meeting which may be called in lieu thereof). Furthermore, Karpus urges you not to vote until you have had a chance to fully consider the information contained in Karpus' proxy statement, which will be mailed as soon as practicable.

Karpus does not feel that the current Trustees or management of PMO have acted in all shareholders' best interests. Accordingly, Karpus has submitted two shareholder proposals and advanced notice of its shareholder nominations of 12 trustees for election by the common and preferred shareholders voting together as a class as well as 2 additional trustee nominees for election by the preferred shareholders voting separately as a class.

The GREEN proxy card and attached proxy statement from Karpus, once completed, will detail, in Karpus' view, the incumbent Trustees' lack of adequate representation as well as the detrimental effects of the current Fund management's "advice" to deny all shareholders the ability to receive full value for their shares.

Soon you will be receiving Karpus' proxy material and GREEN proxy card. We urge you to refrain from returning a vote to PMO until you have had an opportunity to review our proxy materials.

We believe that both the common and preferred shareholders deserve truly independent directors who can be advocates for their respective rights and interests. We feel that you deserve the opportunity to review Karpus' proxy materials and decide for yourself who will best serve your interests and whether you agree with Karpus' proposals.

Again, Karpus strongly urges shareholders NOT to respond to any solicitation made by Putnam Municipal Opportunities Trust and NOT to return a white proxy card. Furthermore, please do NOT allow PMO's proxy solicitor when calling you at home to take your vote over the telephone.

 We appreciate your support and thoughtful consideration of the issues facing PMO's shareholders. If you have any questions, please call Karpus at (866) 527-7871.

Sincerely,
Karpus Investment Management

ABOUT KARPUS

Karpus is your fellow shareholder and is a registered investment adviser located in Pittsford, New York (a suburb of Rochester) who manages approximately $2 billion for individuals, pension plans, profit sharing plans, corporations, endowments, trusts, and others. Karpus represents beneficial ownership of 6,888,908 common shares, or 16.07% of the outstanding common shares, and 286 auction rate preferred shares, or 4% of the total outstanding auction rate preferred shares.

FOR FURTHER INFORMATION

Karpus anticipates filing a preliminary contested proxy statement (and subsequent definitive contested proxy statement) and related proxy materials with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies against PMO's trustees and for Karpus' shareholder proposals. PMO shareholders are urged to read Karpus proxy statement and other publicly available materials as they become available, because they will contain important information. Shareholders can obtain the proxy statement and other proxy materials filed by Karpus pursuant to rule 14a-12 free of charge at the SEC's website at: www.sec.gov. A definitive proxy statement and form of proxy will be mailed to the shareholders of PMO as soon as practicable and will also be available free of charge at the SEC's website.